UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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PACE® Alternative Strategies Investments

PACE® Select Advisors Trust | Information Statement

1285 Avenue of the Americas
New York, New York 10019-6028

March 7, 2017

Dear Shareholder,

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of PACE Alternative Strategies Investments ("Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust ("Trust"), subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Principal Global Investors, LLC ("PGI") to serve as a new subadvisor to the Fund. PGI uses "associated persons" employed by an affiliate of PGI, PGI (Europe) Ltd. through its autonomous business unit, Macro Currency Group ("MCG"), to provide investment advisory services to the Fund under a "participating affiliate" arrangement. PGI assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on December 19, 2016.

UBS AM, Analytic Investors, LLC, First Quadrant L.P., Standard Life Investments (Corporate Funds) Limited, AQR Capital Management, LLC, Sirios Capital Management, L.P., PCJ Investment Counsel Ltd. and Aviva Investors Americas LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated

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Portion"). Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the U.S. Securities and Exchange Commission ("SEC"), the appointment of PGI on the Fund's behalf and the approval of a corresponding investment sub-advisory agreement between UBS AM and PGI ("Sub-Advisory Agreement") does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of December 31, 2016, UBS AM had approximately $138.7 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $645 billion in assets under management worldwide as of December 31, 2016. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Alternative Strategies Investments

Background

At the recommendation of UBS AM, the Board appointed PGI as a new subadvisor for the Fund and approved the Sub-Advisory Agreement at a meeting held on September 13-14, 2016. PGI assumed investment advisory responsibilities and the Sub-Advisory Agreement became effective on December 19, 2016. The Trustees determined to approve the Sub-Advisory Agreement after a thorough analysis of the proposed service to be provided by PGI. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Alternative Strategies Investments—Trustees' considerations."

Investment strategies of PGI

With respect to its Allocated Portion, PGI utilizes a diversified currency strategy. PGI's strategy is to seek to produce absolute returns from a blend of a fundamental discretionary process and a fundamental systematic process by investing in developed market currency instruments. PGI identifies investment opportunities through the application of both quantitative and qualitative approaches and manages a part of its Allocated Portion of the Fund under a quantitative approach that is used for a longer term "systematic" strategy. PGI uses this systematic strategy to seek to capture longer-term fundamental shifts in currency movements (typically a twelve month horizon). PGI may purchase currency options to hedge against changes in currency values for this part of the Fund's currency exposure. PGI manages the other part of its Allocated Portion of the Fund under a qualitative approach that is used for its shorter-term "discretionary" investment strategy. PGI uses this discretionary strategy to seek to identify and take advantage of macroeconomic themes that influence exchange rates within a shorter time horizon than the systematic strategy (typically a two week to six month horizon). PGI also applies a liquidity screen to all positions, favoring more liquid currency positions than those that are less liquid, in seeking to attain a high degree of liquidity within PGI's Allocated Portion of the Fund.

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New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, PGI will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Under the Sub-Advisory Agreement, PGI will bear all expenses incurred by it in connection with its services to its Allocated Portion, but PGI will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by PGI under the Sub-Advisory Agreement, UBS AM (not the Fund), will pay to PGI a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management

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Agreement with UBS AM. The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to PGI. UBS AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to PGI; (ii) upon material breach by PGI of any of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, PGI becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that PGI may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment sub-advisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that PGI shall not be liable to UBS AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board of the Trust on September 13-14, 2016, the Board, including the Independent Trustees, considered and approved the Sub-Advisory Agreement between UBS AM and PGI with respect to the Fund. Management discussed with the Board its proposal to appoint PGI to provide the

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diversified currency strategy to the Fund through MCG under a "participating affiliate" arrangement. MCG is an autonomous business unit of PGI (Europe) Ltd., the European operating subsidiary of PGI. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and sub-advisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending PGI as a subadvisor to the Fund. Management stated that it was seeking approval of the Sub-Advisory Agreement, but intended to implement the diversified currency strategy at later date. Management explained that it recommended waiting to allocate the Fund's assets to PGI because the diversified currency strategy had recently experienced outsized performance and UBS AM was seeking to protect the Fund from incurring initial underperformance. Management stated that it also recommended waiting until the time the diversified currency strategy was implemented to determine the size of the initial allocation to PGI as well as its funding source. Management stated that UBS AM believes that the maximum recommended allocation to the strategy would be 10% of the Fund's market value.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by PGI to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of PGI as a subadvisor to the Fund, including its "due diligence" concerning PGI and its belief that the diversified currency strategy would benefit the

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Fund by, among other reasons, improving the Fund's ability to generate risk-adjusted returns over full business cycles and complementing the strategies provided by other subadvisors to the Fund. The Board also received materials from PGI detailing its investment philosophy and met with representatives of PGI, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS AM to PGI in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by PGI. Management stated that the overall impact of the proposed contractual sub-advisory fee on the sub-advisory fees paid by UBS AM with respect to the Fund would be determined and communicated to the Board upon implementation of the diversified currency strategy. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered performance information for the diversified currency strategy provided by PGI. The Board also noted that, as PGI would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreement.

Advisor profitability—Profitability of PGI or its affiliates, including PGI (Europe) Ltd. and its business unit MCG, or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

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Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to PGI—The Board was informed by management that PGI's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that PGI would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that PGI could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The

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Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $645 billion in assets under management worldwide as of December 31, 2016 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of December 31, 2016, UBS AM had approximately $138.7 billion in assets under management.

Additional information about PGI

PGI's principal address is 711 High Street, Des Moines, Iowa 50392. PGI is a wholly-owned subsidiary of Principal Financial Group. As of December 31, 2016, PGI and its affiliates had approximately $411.1 billion in assets under management. Mark Farrington and Ivan Petej are primarily responsible for the day-to-day management of the portion of the Fund managed by PGI.

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The principal executive officers and directors of PGI, as of the date of this document, are set forth below:

Name and Address	Position with PGI*
James P. McCaughan 711 High Street Des Moines, IA 50392	Chair, Director, Chief Executive Officer
David M. Blake 711 High Street Des Moines, IA 50392	Director, Senior Executive Director and Head of Global Fixed Income
Daniel J. Houston 711 High Street Des Moines, IA 50392	Director
Patrick G. Halter 711 High Street Des Moines, IA 50392	Director, Chief Executive Officer of Principal Real Estate Investors, a unit of PGI
Jill M. Hittner 711 High Street Des Moines, IA 50392	Director, Executive Director and Chief Financial Officer
Barbara A. McKenzie 711 High Street Des Moines, IA 50392	Director, Senior Executive Director—Investments
Karen E. Schaff 711 High Street Des Moines, IA 50392	Director, Executive Vice President, General Counsel and Secretary
Michael J. Beer 711 High Street Des Moines, IA 50392	Director; Executive Director

*  None of the principal executive officers or directors above have principal employment other than their positions with PGI and its affiliates.

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Below is information concerning other U.S. registered investment companies with investment objectives similar to that of PGI's Allocated Portion of the Fund, for which PGI acts as the investment adviser.

Fund	Assets under management* (as of December 31, 2016)	Management fee rate (as a percentage of average daily net assets)
Pacific Select Currency Strategy Fund	$1.138 billion	0.65%
Pacific PL Currency Strategies Fund	$87.2 million	0.65%

*  Approximate values.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of PGI and did not pay any fees to PGI or its affiliates for services provided to the Fund.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

March 7, 2017
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2017. All rights reserved.
UBS Asset Management (Americas) Inc. is a subsidiary of UBS Group AG.
www.ubs.com/am-us

PACE® Alternative Strategies Investments

PACE® Select Advisors Trust | Information Statement—Notice

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

March 7, 2017

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Alternative Strategies Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) Inc. ("UBS AM"), the Fund's manager, selects subadvisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Principal Global Investors, LLC ("PGI") to serve as a new subadvisor to the Fund. PGI uses "associated persons" employed by an affiliate of PGI, PGI (Europe) Ltd. through its autonomous business unit, Macro Currency Group, to provide investment advisory services to the Fund under a "participating affiliate" arrangement. PGI assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on December 19, 2016.

UBS AM, Analytic Investors, LLC, First Quadrant L.P., Standard Life Investments (Corporate Funds) Limited, AQR Capital Management, LLC, Sirios Capital Management, L.P., PCJ Investment Counsel Ltd. and Aviva Investors Americas LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time. Additional information about UBS AM, PGI, the sub-advisory agreement between UBS AM and PGI with respect to the Fund ("Sub-Advisory Agreement"), and the Board's approval of the Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the U.S. Securities and Exchange Commission, the appointment of PGI on the Fund's behalf and the approval of the Sub-Advisory Agreement does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about March 10, 2017 to the Fund's shareholders of record as of March 1, 2017. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least June 14, 2017. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.